Filed pursuant to Rule 424(b)(3) and 424(c)
                                     Registration Statement No. 333-82080



                           PROSPECTUS SUPPLEMENT NO. 2
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                  4 3/4 Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our Notes and the shares of our common stock issuable upon conversion of the Notes, by certain holders of Notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                                   ---------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                                   ---------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus supplement is March 11, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entities named below as selling security holders:


                                           Principal amount
                                               of notes                           Number of shares
                                             beneficially                         of common stock      Percentage of
                                          owned that may be     Percentage of     that may be sold     common stock
                  Name                           sold         notes outstanding         (1)           outstanding (2)
                  ----                    -----------------   -----------------   -----------------   --------------
Argent Classic Convertible Arbitrage          2,000,000            1.00                 54,054             *
Fund (Bermuda) Ltd.
Argent Convertible Arbitrage Fund Ltd.        4,500,000            2.25                121,621             *
Federated Equity Income Fund, Inc.            7,300,000            3.65                197,297             *
Federated Insurance Series, on behalf
of its Federated Income Fund II                 300,000             *                    8,108             *
Gartmore Variable Insurance Trust,
on behalf of its Federated GVIT Equity
Income Fund                                     180,000             *                    4,864             *
Ohio National Fund, Inc., on behalf
of its Equity Income Portfolio                   30,000             *                      810             *
Rockhaven Fund                                   80,000             *                    2,162             *
Rockhaven Premier Dividend Fund                 700,000             *                   18,918             *
S G Cowen Securities Corporation              1,500,000             *                   40,540             *



After giving effect to the addition of the foregoing selling security holders and the removal of an unnecessary footnote, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

                  We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information we have received as of March 11, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.




                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------
Advent Convertible Master Cayman L.P.             $ 2,935,000          1.47%               79,324            *
AIG/National Union Fire Insurance                     180,000            *                  4,864            *
Allentown City Firefighters Pension Plan               29,000            *                    783            *
Allentown City Officers & Employees Pension Fund       11,000            *                    297            *
Allentown City Police Pension Plan                     54,000            *                  1,459            *
Amaranth LLC                                       13,800,000          6.90               372,972          1.21%
American Motorist Insurance Company                   507,000            *                 13,702            *
AmSouth Bank Custodian for AmSouth VA               2,100,000          1.05                56,756            *
Equity Income Fund
AmSouth Bank Custodian for Silect Equity            1,320,000            *                  35,675           *
Variable Annuity Fund
Arapahoe County Colorado                               49,000            *                   1,324           *

                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------
Argent Classic Convertible Arbitrage Fund           500,000           *                 13,513          *
L.P.
Argent Classic Convertible Arbitrage Fund         2,000,000          1.00               54,054          *
(Bermuda) Ltd.
Argent Convertible Arbitrage Fund Ltd.            4,500,000          2.25              121,621          *
Argent LowLev Convertible Arbitrage Fund LLC        500,000           *                 13,513          *
Arkansas Teachers Retirement System               3,506,000          1.75               94,756          *
Aventis Pension Master Trust (5)                    105,000          *                   2,837          *
Bank Austria Cayman Islands, LTD                  7,400,000          3.70              199,999          *
Bankers Trust Company Trustee for
DaimlerChrysler Corp. Emp. #1 Pension Plan        3,465,000          1.73               93,648          *
dtd. 4/1/89
Baptist Health of South Florida                     577,000           *                 15,594          *
Black Diamond Offshore Ltd.                         565,000           *                 15,270          *
Boilermaker - Blacksmith Pension Trust (5)          590,000           *                 15,945          *
British Virgin Islands Social Security Board         38,000           *                  1,027          *
CALAMOS(R)Convertible Fund - CALAMOS(R)           2,400,000          1.20               64,864          *
Investment Trust (5)
CALAMOS(R)Convertible Growth and Income Fund      4,400,000          2.20              118,918          *
- CALAMOS(R)Investment Trust (5)
CALAMOS(R)Convertible Portfolio - CALAMOS(R)         65,000           *                  1,756          *
Advisors Trust (5)
CALAMOS(R)Convertible Technology Fund -              65,000           *                  1,756          *
CALAMOS(R)Investment Trust (5)
CALAMOS(R)Global Convertible                         70,000           *                  1,891          *


                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------
Fund - CALAMOS(R)Investment Trust (5)
CALAMOS(R)Market Neutral Fund - CALAMOS(R)        10,500,000         5.25               283,783          *
Investment Trust (5)
Chrysler Corporation Master Retirement Trust       2,035,000         1.01                54,999          *
City of Albany Pension Plan (5)                       50,000          *                   1,351          *
City of Knoxville Pension System (5)                 145,000          *                   3,918          *
City of New Orleans                                  203,000          *                   5,486          *
City University of New York                          122,000          *                   3,297          *
Clarica Life Insurance Co.- U.S. (5)                 145,000          *                   3,918          *
Consulting Group Capital Markets Funds (5)           250,000          *                   6,756          *
DeAm Convertible Arbitrage                         3,300,000         1.65                89,189          *
Delta Airlines Master Trust (5)                      950,000          *                  25,675          *
Delta Air Lines Master Trust (c/o Oaktree            490,000          *                  13,243          *
Capital Management LLC)
Delta Pilots Disability and Survivorship             200,000          *                   5,405          *
Trust (5)
Delta Pilots D & S Trust (c/o Oaktree                270,000          *                   7,297          *
Capital Management LLC)
Deutsche Banc Alex Brown                          15,624,000         7.81               422,269         1.37
Dorinco Reinsurance Company (5)                      325,000          *                   8,783          *
Double Black Diamond Offshore LDC                  2,935,000         1.47                79,324          *
Drury University (5)                                  35,000          *                     945          *
Engineers Joint Pension Fund                         468,000          *                  12,648          *
Federated Equity Income Fund, Inc.                 7,300,000         3.65               197,297          *
Federated Insurance Series, on behalf
of its Federated Income Fund II                      300,000          *                   8,108          *
Fidelity Financial Trust: Fidelity                11,680,000         5.84               315,675         1.03
Convertible Securities Fund (6)


                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------

Franklin and Marshall College                        190,000          *                  5,135          *
Gartmore Variable Insurance Trust,
on behalf of its Federated GVIT Equity
Income Fund                                          180,000          *                  4,864          *
Grady Hospital Foundation                            107,000          *                  2,891          *
Granville Capital Corporation                      2,000,000         1.00               54,054          *
HFR Convertible Arbitrage Account                    190,000          *                  5,135          *
HFR Master Fund, LTD. (5)                             50,000          *                  1,351          *
H.K. Porter Company, Inc.                             15,000          *                    405          *
Independence Blue Cross                               64,000          *                  1,729          *
Innovest Finanzdienstleistungs AG                    580,000          *                 15,594          *
JP Morgan Chase (5)                                  950,000          *                 25,675          *
KBC Financial Products USA Inc.                      250,000          *                  6,756          *
Kettering Medical Center Funded                       35,000          *                    945          *
Depreciation Account (5)
Knoxville Utilities Board Retirement System          120,000          *                  3,243          *
(5)
Lipper Convertibles, L.P.                          1,500,000          *                 40,540          *
Lipper Offshore Convertibles, L.P.                 1,500,000          *                 40,540          *
Louisiana Workers' Compensation Corporation          150,000          *                  4,054          *
(5)
Lumbermans                                           491,000          *                 13,270          *
Lyxor Master Fund Ref: Argent/LowLev CB            1,230,000          *                 33,243          *
Macomb County Employees' Retirement System           145,000          *                  3,918          *
(5)
McMahan Securities Co., L.P.                       1,500,000          *                 40,540          *
Microsoft Corporation                                410,000          *                 11,081          *
Minnesota Power and Light                            125,000          *                  3,378          *
Motion Pictures Industry                             545,000          *                 14,729          *
Motion Picture Industry Health Plan --               190,000          *                  5,135          *
Active Member Fund
Motion Picture Industry Retiree Member Fund           80,000          *                  2,162          *


                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------

Municipal Employees                                 183,000          *                   4,945           *
New Orleans Firefighters Pension / Relief           110,000          *                   2,972           *
Fund
Nicholas Applegate Convertible Fund               1,395,000          *                  37,702           *
Nicholas Applegate Global Holdings LP                35,000          *                     945           *
1976 Distribution Trust FBO A.R. Lauder /             7,000          *                     189           *
Zinterhofer
1976 Distribution Trust FBO Jane A. Lauder           13,000          *                     351           *
Occidental Petroleum Corporation                    118,000          *                   3,189           *
OCM Convertible Trust                             1,180,000          *                   8,918           *
Ohio National Fund, Inc., on behalf
of its Equity Income Portfolio                       30,000          *                     810           *
Ondeo Nalco                                          40,000          *                   1,081           *
Onex Industrial Partners                          1,950,000          *                  52,702           *
Palladin Securities LLC                           1,200,000          *                  32,432           *
Paloma Securities LLC                             5,000,000         2.50               135,135           *
Partner Reinsurance Company Ltd.                    330,000          *                   8,918           *
Pebble Capital Inc.                                 650,000          *                  17,567           *
Physician Life                                      183,000          *                   4,945           *
Policemen and Firemen Retirement System of          503,000          *                  13,594           *
the City of Detroit
Port Authority of Allegheny County
Retirement and Disability Allowance Plan
for the Employees Represented by Local 85           615,000          *                  16,621           *
of the Amalgamated Transit Union (5)
Pro-mutual                                          603,000          *                  16,297           *
Qwest Occupational Health Trust                      55,000          *                   1,486           *
Ramius Capital Group                                300,000          *                   8,108           *
RAM Trading Ltd                                   1,750,000          *                  47,297           *


                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------
Raytheon Master Pension Trust                        200,000         *                  5,405            *
RCG Halifax Master Fund, LTD                         550,000         *                 14,864            *
RCG Latitude Master Fund, LTD                      2,500,000        1.25               67,567            *
RCG Multi Strategy A/C LP                          1,250,000         *                 33,783            *
Robertson Stephens                                 5,000,000        2.50              135,135            *
Rockhaven Fund                                        80,000         *                  2,162            *
Rockhaven Premier Dividend Fund                      700,000         *                 18,918            *
San Diego City Retirement                          1,097,000         *                 29,648            *
San Diego County Convertible                       1,654,000         *                 44,702            *
SCI Endowment Care Common Trust Fund -                20,000         *                    540            *
First Union (5)
SCI Endowment Care Common Trust Fund -                70,000         *                  1,891            *
National Fiduciary Services (5)
SCI Endowment Care Common Trust Fund -                30,000         *                    810            *
Suntrust (5)
Screen Actors Guild Pension Convertible              500,000         *                 13,513            *
S G Cowen Securities Corporation                   1,500,000         *                 40,540            *
Shell Pension Trust                                  320,000         *                  8,648            *
Silvercreek Limited Partnership                    1,100,000         *                 29,729            *
Silvercreek II Limited                               900,000         *                 24,324            *
Southdown Pension Plan (5)                            60,000         *                  1,621            *
Southern Farm Bureau Life Insurance                  185,000         *                  4,999            *
Starvest Combined Portfolio                          190,000         *                  5,135            *
State of Connecticut Combined Investment           1,705,000         *                 46,081            *
Fund
State of Maryland Retirement Agency                2,575,000        1.29               69,594            *
State Street Bank Custodian for GE Pension         1,585,000         *                 42,837            *
Trust
Sunrise Partners LLC                               9,200,000        4.60              248,648            *
The Dow Chemical Company Employees'                1,150,000         *                 27,631            *
Retirement Plan (5)


                                               Principal amount                        Number of
                                                   of notes                            shares of
                                                 beneficially      Percentage            common      Percentage of
                                              owned that may be     of notes           stock that    common stock
             Name                                    sold          outstanding        may be sold(1) outstanding (2)
-------------------------------------------   ------------------   -----------        -------------  ---------------

The Fondren Foundation (5)                            35,000         *                     945           *
The Grable Foundation                                 95,000         *                   2,567           *
Trustmark Insurance Company                          280,000         *                   7,567           *
2000 Revocable Trust FBO A.R. Lauder /                 6,000         *                     162           *
Zinterhofer
Union Carbide Retirement Account (5)                 600,000         *                  16,216           *
United Food and Commercial Workers Local             270,000         *                   7,297           *
1262 and Employee Pension Fund (5)
Vanguard Convertible Securities Fund, Inc.         1,945,000         *                  52,567           *
Vopak USA Inc., Retirement Plan (f.k.a. Van          140,000         *                   3,783           *
Waters & Rogers, Inc. Retirement Plan) (5)
Wake Forest University                               686,000         *                  18,540           *
Wake Forest University Convertible Arbitrage         355,000         *                   9,594           *
Writers Guild Industry Health Fund                   293,000         *                   7,918           *
Wyoming State Treasurer                              971,000         *                  26,243           *
Any other holder of notes or future
transferee, pledgee, donee or successor of        20,778,000       10.39               561,567          1.82
any holder (3)
                                                ------------      ------             ---------          ----
Total..............................             $200,000,000      100.00%            5,405,400 (4)     15.13%
                                                ============      ======             =============     ======

---------------------------
* Less than 1%.

     (1) Assumes conversion of all of the holder's notes at a conversion rate of 27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on 30,315,494 shares of common stock outstanding as of

          December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group.

     (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

     (4) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

     (5) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

     (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of January 23, 2002.


         We prepared this table based on the information supplied to us on or before March 11, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

         None of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."